Exhibit 99.12



                          [AMERICAN RADIO SYSTEMS LOGO]





FOR IMMEDIATE RELEASE                    Contact:  Joe Winn, Chief Financial
                                         Officer or Bruce Danger, Director
                                         of Investor Relations
                                         (617) 375-7500



             AMERICAN TOWER SYSTEMS TO ACQUIRE CALIFORNIA'S LEADING
               TOWER COMPANIES: MERIDIAN COMMUNICATIONS AND DIABLO
                                 COMMUNICATIONS



Boca Raton, Florida - February 5, 1997 ----- American Tower Systems ("ATS"), a wholly-owned subsidiary of American Radio Systems Corporation (NYSE:AFM), has entered into agreements to acquire the assets of California's leading antenna site providers: the Meridian Communications companies (collectively,
"Meridian"); and Diablo Communications and Diablo Communications of Southern California
(collectively, "Diablo").

Meridian, based in Calabasas, California, is the premiere antenna site provider in southern California, with more than 55 sites in service, in addition to numerous others currently under development. Meridian's sites are strategically located in an area reaching from the Mexican border to north of Santa Barbara.

Diablo, based in Point Richmond, California, is the premiere antenna site provider in northern California, with more than 90 sites in service and many others in various stages of development. Diablo's sites are principally located from the San Francisco Bay area to southern California.

Following the Diablo and Meridian acquisitions, currently anticipated to be completed by June 1997, ATS will own and/or manage more than 450 antenna sites nationwide. James S. Eisenstein, Chief Operating Officer of ATS, commented, "We are delighted to be acquiring the two leading tower companies in the State of California."




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               116 Huntington Avenue, Boston, Massachusetts 02116
                        (617) 375-7500 FAX (617) 375-7575

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Page 2
ATS Press Release
February 5, 1997


This will give ATS a significant presence in California and provide us with a platform for continued growth in California and other western states. Dick Spight and Jerry Lindquist at Diablo, and Jack and Rich Reichler at Meridian have done tremendous jobs in building their respective companies into market and industry leaders. We look forward to working with them as they continue their remarkable growth."

Eisenstein continued, "Our new presence in the west will also position us to better serve the growing broadcasting needs of our parent company, American Radio Systems, which currently operates stations in Seattle, Portland, Sacramento, San Jose, Fresno and Las Vegas."

American Tower Systems develops, acquires, manages and markets antenna sites for the wireless communications industry. ATS is headquartered in Boca Raton, Florida, with regional offices in Connecticut, Massachusetts, Pennsylvania, Washington, D.C., and Florida.

American Radio Systems Corporation began trading shares publicly in June, 1995. The Company owns and/or manages 46 FM and 22 AM stations in Boston, Baltimore, Portland, Sacramento, Hartford, Las Vegas, Austin, Buffalo, San Jose, West Palm Beach, Rochester, Dayton, and Fresno. The Company also has options and/or agreements to buy additional radio stations in Cincinnati, Sacramento, San Jose, West Palm Beach, Rochester, Dayton and Fresno. In addition, on August 5, 1996 the company announced that it had reached an agreement to merge with EZ Communications, Inc. EZ Communications owns and/or operates 23 radio stations in seven markets nationwide.



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               116 Huntington Avenue, Boston, Massachusetts 02116
                        (617) 375-7500 FAX (617) 375-7575